Exhibit 99.1

Huntington Bancshares Incorporated Huntington Center 41 South High Street Columbus, Ohio 43287

Thomas E. Hoaglin Chairman & Chief Executive Officer

614.480.5533 614.480.5485 facsimile thomas.hoaglin@huntington.com

April 27, 2007

Dear Fellow Huntington Shareholder:

On April 19, we reported 2007 first quarter earnings of $95.7 million, or $0.40 per common share. This is higher than the previous quarter’s level of $0.37 per share, but lower than the $0.45 per share we earned in the 2006 first quarter.

While earnings were below our expectations, the shortfall was primarily the result of two factors unrelated to core business operations. First, we had losses ($0.02 per share) from equity investments made in funds invested in financial services companies, reflecting the stock market turbulence in the sector. Second, litigation losses of $0.01 per share reflected the settlement of cases dating back to a bank Huntington acquired in 1997.

Underlying financial performance was sound. Our net interest margin expanded by eight basis points to 3.36%, in contrast to the margin compression reported by many regional banks. Good middle market commercial and small business loan growth offset a decline in residential and commercial real estate lending. Fee income from trust services, brokerage and insurance was strong, and expenses remained well-contained.

Non-performing assets and loan loss reserves both increased, but net charge-offs of 28 basis points were well below our long-term target. Huntington has not engaged in subprime lending, but we do expect continued pressure on non-performing asset levels until regional and local economic conditions improve.

Our shareholder meeting to approve the acquisition of Sky Financial Group, Inc. has been set for May 30, 2007. Detailed information on this is being mailed to Huntington shareholders of record as of March 15, 2007. Much merger integration preparation is underway. Consistent with our announcement last December, we remain highly confident that the merger will generate significant value for shareholders.

The economic environment in many of our markets remains challenging. Nevertheless, with the underlying momentum in the first quarter, we expect full-year earnings in the range of $1.84-$1.89 per share, excluding merger-related charges, reflecting growth in the coming quarters. As always, I appreciate your support and welcome your comments.

Sincerely,